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                                                                 EXHIBIT (a)(15)

SUBJECT: NOTIFICATION OF END OF ELECTION PERIOD

This message is intended for employees who are eligible to participate in the Offer to Exchange Outstanding Options for Restricted Stock Units, initially communicated on June 26, 2001, as amended (the "Offer"). If you have received this message from someone other than AST StockPlan, the information contained herein is not applicable to you. Further, this email contains personal and confidential information about how you can elect to participate in the Avaya Stock Option Exchange Program and should not be shared with anyone.

The Offer period will expire on July 31, 2001 at 5:00 PM, New York time. At that time, all elections, changes to elections or election withdrawals will be considered final.

If you have already registered your election to participate in the Stock Option Exchange Program as described below, you should have received an email confirmation that your election has been registered. If you have tendered your election but have not received a confirmation email, please contact AST StockPlan at 1-888-980-6456, or +1-212-659-2200, or send an email to
client_services@aststockplan.com (mailto:client_services@aststockplan.com).

The information necessary for you to access the Offer web site was sent to you in an email from AST StockPlan on June 28, 2001 containing instructions and a Personal Identification Number (PIN). The directions on how to elect to participate via the Offer web site, and your PIN are provided below as well. Should you choose to tender your eligible options by submitting a printed copy of your Letter of Transmittal and RSU Agreement, you may submit these documents by facsimile to + 1-908-607-5270 or by regular mail, overnight delivery or hand delivery to:

Avaya Inc.
Global Stock Plans
Room: 2A14
150 Allen Road
Liberty Corner, NJ 07938 USA

Any tender of eligible options delivered to Avaya by facsimile, regular mail, overnight delivery or hand delivery must be received by Avaya prior to 5:00 PM, New York time, on July 31, 2001.

You may access the AST StockPlan web site at http://www.aststockplan.com until July 31, 2001 at 5:00 PM New York time, to make an election, or to change a previously indicated election. The web site has copies of all the offer documents describing the offer that were delivered to you via email by Avaya Global Stock Plans on June 26, 2001. The AST StockPlan web site will also provide you a list of your eligible stock options.

To logon to the AST StockPlan web site, you will need your unique account identification number. If you are a U.S.-based employee, your account identification number is your U.S. Social Security Number. If you are an Avaya employee based outside the US, your account identification number is your Global ID.

Your Global ID is a number derived from your Personnel Number. (Keep in mind, Avaya recently changed Human Resource IDs to Personnel Numbers by adding a zero to existing Human Resource IDs.) If your Personnel Number begins with a "0" you should drop the leading zero and add "99" to the beginning. For example, if your Personnel Number is 00123456, then your Global ID is 990123456. If your Personnel Number begins with anything other than a zero, add "9" to the beginning. For example, if your Personnel Number is 20123456, then your Global ID is 920123456.

In order to logon, you will also need to provide your Personal Identification Number (PIN). If this will be the first time you access the AST StockPlan web site, your PIN is provided at the bottom of this email. If this is not the first time you will access the AST site, you must use the password you selected previously.
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To begin the process of logging-on to the AST StockPlan web site:

Go to http://www.aststockplan.com. Click the Employee Log-In button on the left side of the menu page. This will take you to the Employee Log-In page.

If you are logging in for the first time:

Click on the link "If this is your first time logging in click here"

Enter the following information:

Company Symbol: using ALL CAPS enter AV

Tax ID/Employee ID: U.S.-based employees, enter your U.S. Social Security Number. Non U.S.-based employees, enter your Global ID.

PIN: Enter the number provided at the bottom of this email.

New Password: Create a new password you can easily remember. You may use a combination of letters or numbers with a minimum of 6 alpha or numeric characters.

Retype Password: Re-enter your new password.

Click on the "submit" button

Click on the "continue" button

You will then see the Welcome Page.

Click on the red "Stock Option Exchange Program" button on the left

If you have logged on previously:

Enter the following information:

Company Symbol: using ALL CAPS enter AV

Tax ID/Employee ID: U.S.-based employees enter your U.S. Social Security Number. Non U.S.-based employees enter your Global ID.

PIN: Enter the Password you selected the first time you logged in.

Click on the "submit" button

Click on the "continue" button

You will then see the Welcome page.

Click on the red "Stock Option Exchange Program" button on the left
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If, after you have reviewed the web site, your list of eligible stock options and all applicable documents, you still have questions or concerns regarding the Stock Option Exchange Program, please contact the record keeper that administers your eligible stock option award.

Salomon Smith Barney       1-866-287-4273 or + 1-212-615-7164

Paine Webber               1-888-584-7268 or + 1-860-727-1515

If you do not know which record keeper administers your stock option, please refer to the list of contacts on the Global Stock Plans web site located on the Avaya Associate Information Center (AIC) web site http://aic.avaya.com.

If you have difficulties logging in or using the AST StockPlan web site, please contact an AST StockPlan Customer Service Representative at 1-888-980-6456 or +1-212-659-2200. You may also contact AST StockPlan via email at client_services@aststockplan.com (mailto:client_services@aststockplan.com).

Your PIN is:  XXXX


Client Services
AST StockPlan Inc.